Exhibit 14.2
INSIDER TRADING POLICY
LIBERATOR MEDICAL HOLDINGS, INC.
All directors, executive officers, certain designated employees and consultants of Liberator Medical Holdings, Inc., and its subsidiaries (the “Company”) who have access to material non-public information about the Company and their family members (collectively, “Insiders,” as more particularly defined in Exhibit A hereto) are subject to the Insider Trading Policy of the Company attached hereto as Appendix A and incorporated herein by reference. The Insider Trading Policy provides guidelines to all Company personnel, including Insiders, as to transactions in the Company’s securities and the handling of confidential information about the Company and the companies with which it does business. In addition to the restrictions contained in the Insider Trading Policy, Insiders are subject to the mandatory pre-clearance and blackout period restrictions described below. The names of the covered persons subject to this policy are listed on the attached Appendix B. The Company may from time to time designate other individuals who are subject to this policy and will amend Appendix B from time to time as necessary to reflect such changes or the resignation or change of status of any individual.
Insiders with any questions about the application of these provisions when considering a transaction involving the Company’s securities should contact the Company’s Compliance Officer, who shall be the Company’s Chief Financial Officer, before undertaking the transaction and follow his instructions.
BLACKOUT PERIOD TRADING PROHIBITION
Quarterly Blackout Periods. The release of earnings is a particularly sensitive period of time for transactions in the Company’s securities, because officers, directors and other employees may possess material non-public information about the expected financial results for the quarter. Accordingly, no Insider may conduct transactions involving the purchase or sale of the Company’s securities during a blackout period for the quarter. The Company’s blackout period with respect to each fiscal quarter begins fifteen (15) calendar days before the due date (which date does not include any available extension periods) of the Company’s periodic or annual report on Form 10-Q or 10-K and ends on the beginning of the second (2nd) business day following the Company’s filing with the Securities and Exchange Commission of the Company’s quarterly or annual periodic reports or public release of quarterly or annual financial information, whichever is earlier. The Company will inform Insiders of the anticipated date of public disclosure of financial results upon request.
Event-specific Blackout Periods. From time to time, the Company may also determine that certain Insiders (and selected others, as determined by the Company’s Compliance Officer) should suspend trading because of developments known to the Company and not yet disclosed to the public. Upon receiving notice of such an event, such persons may not engage in any transaction involving the purchase or sale of the Company’s securities during such period and should not disclose to others the fact of such suspension of trading. So long as the event remains material and non-public, Insiders may not trade in the Company’s securities. Even outside of a blackout period trading prohibition, any person possessing material non-public information concerning the Company should not engage in any transactions in the Company’s securities until such information has been known publicly for at least one (1) full trading day after dissemination thereof, whether or not the Company has recommended a suspension of trading to that person.

Post-Termination Transactions. If an Insider is aware of material non-public information when his or her employment or services as a director terminate, the Insider may not trade in the Company’s securities until that information has become public or is no longer material. If the Insider’s employment or services as a director terminate during a blackout period, the Insider may not trade in the Company’s securities until that blackout period has ended. Trading in the Company’s securities outside of a blackout period should not be considered a “safe harbor,” and all Insiders should use good judgment at all times to make sure that their trades are not effected while they are in possession of material nonpublic information about the Company.

APPENDIX A
This Policy provides guidelines to employees, officers and directors of, and consultants and contractors to Liberator Medical Holdings, Inc. (the “Company”) with respect to transactions in the Company’s securities.
Applicability of Policy
This Policy applies to all transactions in the Company’s securities, including common stock, options for common stock and any other securities the Company may issue from time to time, such as preferred stock, warrants and convertible debentures, as well as to derivative securities relating to the Company’s stock, whether or not issued by the Company, such as exchange-traded options. It applies to all officers of the Company, all members of the Company’s Board of Directors, and all employees of, and consultants and contractors to, the Company and its subsidiaries, who receive or have access to Material Nonpublic Information (as defined below) regarding the Company. This group of people, members of their immediate families, and members of their households are sometimes referred to in this Policy as “Insiders.” This Policy also applies to any person who receives Material Nonpublic Information from any Insider.
Any person who possesses Material Nonpublic Information regarding the Company is an Insider for as long as the information is not publicly known. Any employee can be an Insider from time to time, and would at those times be subject to this Policy.
Statement of Policy
General Policy
It is the policy of the Company to oppose the unauthorized disclosure of any nonpublic information acquired in the work place and the misuse of material non-public information in securities trading.
Specific Policies
1. Trading on Material Nonpublic Information. No director, officer or employee of, or consultant or contractor to, the Company, and no member of the immediate family or household of any such person, shall engage in any transaction involving a purchase or sale of the Company’s securities, including any offer to purchase or offer to sell, during any period commencing with the date that he or she possesses Material Nonpublic Information concerning the Company, and ending at the beginning of the second Business Day following the date of public disclosure of that information, or at such time as such nonpublic information is no longer material. As used herein, the term “Business Day” shall mean a day on which national stock exchanges and the Nasdaq Stock Market (“Nasdaq”) are open for trading. A “Business Day” begins at the time trading begins on such day. This restriction on trading does not apply to transactions made under a trading plan adopted pursuant to Securities and Exchange Commission Rule 10b5-1(c) (17 C.F.R. § 240.10b5-1(c)) (“Rule 10b5-1(c)”) and approved in writing by the Company (an “approved Rule 10b5-1 trading plan”).

2. Tipping. No insider shall disclose (“tip”) material non-public information to any other person (including family members) where such information may be used by such person to his or her profit by trading in the securities of companies to which such information relates, nor shall such Insider or related person make recommendations or express opinions on the basis of Material Nonpublic Information as to trading in the Company’s securities.
3. Confidentiality of Non-Public Information. Non-public information relating to the Company is the property of the Company and the unauthorized disclosure of such information is forbidden. In the event any officer, director or employee of the Company receives any inquiry from outside the Company, such as a stock analyst, for information (particularly financial results and/or projections) that may be Material Nonpublic Information, the inquiry should be referred to the Company’s general counsel, who is responsible for coordinating and overseeing the release of such information to the investing public, analysts and other in compliance with applicable laws and regulations.
Potential Criminal and Civil Liability and/or Disciplinary Action
1. Liability for Insider Trading. Pursuant to federal and state securities laws, insiders may be subject to criminal and civil fines and penalties as well as imprisonment for engaging in transactions in the Company’s securities at a time when they have knowledge of Material Nonpublic Information regarding the Company.
2. Liability for Tipping. Insiders may also be liable for improper transactions by any person (commonly referred to as a “tippee”) to whom they have disclosed Material Nonpublic Information regarding the Company or to whom they have made recommendations or expressed opinions on the basis of such information as to trading in the Company’s securities. The Securities and Exchange Commission (the “SEC”) has imposed large penalties even when the disclosing person did not profit from the trading. The SEC, the stock exchanges and the National Association of Securities Dealers, Inc. use sophisticated electronic surveillance techniques to uncover insider trading.
3. Possible Disciplinary Actions. Employees of the Company who violate this Policy shall also be subject to disciplinary action by the Company, which may include ineligibility for future participation in the Company’s equity incentive plans or termination of employment.

Trading Guidelines and Requirements
1. Black-Out Period and Trading Window.
     (a) Black-Out Period. The period begins fifteen (15) calendar days before the due date (which date does not include any available extension periods) of the Company’s periodic or annual report on Form 10-Q or 10-K and ending at the beginning of the second Business Day following the date of public disclosure of the financial results for that quarter is a particularly sensitive period of time for transactions in the Company’s stock from the perspective of compliance with applicable securities laws. This sensitivity is due to the fact that officers, directors and certain employees will, during that period, often possess Material Nonpublic Information about the expected financial results for the quarter during that period. Accordingly, this period of time is referred to as a “black-out” period. All directors and officers and those other employees identified by the Company from time to time and who have been notified that they have been so identified are prohibited from trading during such period. In addition, from time to time Material Nonpublic Information regarding the Company may be pending. While such information is pending, the Company may impose a special “black-out” period during which the same prohibitions and recommendations shall apply. These restrictions on trading do not apply to transactions made under an approved Rule 10b5-1 trading plan.
     (b) Additional Trading Prohibitions. From time to time, the Company may prohibit directors, officers and potentially a larger group of employees, consultants and contractors from trading securities of the Company because of material developments known to the Company and not yet disclosed to the public. In such event, directors, officers and such employees, consultants and contractors may not engage in any transaction involving the purchase or sale of the Company’s securities and should not disclose to others the fact of such suspension of trading. This restriction on trading does not apply to transactions made under an approved Rule 10b5-1 trading plan. The Company would re-open the trading window at the beginning of the second Business Day following the date of public disclosure of the information, or at such time as the information is no longer material.
It should be noted that even during a trading window, any person possessing Material Nonpublic Information concerning the Company, whether or not subject to the black-out period, should not engage in any transactions in the Company’s securities until such information has been known publicly for at least one Business Day, whether or not the Company has recommended a suspension of trading to that person. This restriction on trading does not apply to transactions made under an approved Rule 10b5-1 trading plan. Trading in the Company’s securities during the trading window should not be considered a “safe harbor,” and all directors, officers and other persons should use good judgment at all times.
2. Individual Responsibility. Every officer, director and other employee, consultant and contractor has the individual responsibility to comply with this Policy against insider trading. An Insider may, from time to time, have to forego a proposed transaction in the Company’s securities even if he or she planned to make the transaction before learning of the Material Nonpublic Information and even though the Insider believes he or she may suffer an economic loss or forego anticipated profit by waiting.
3. Definition of Material Non-Public Information
It is not possible to define all categories of material information. However, information should be regarded as material if there is a reasonable likelihood that it would be considered important to an investor in making an investment decision regarding the purchase or sale of the Company’s securities.

While it may be difficult under this standard to determine whether particular information is material, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered material. Examples of such information may include:
•	Financial results

•	Known but unannounced future earnings or losses

•	Changes in subscription rates

•	News of a pending or proposed mergers

•	News of the disposition or acquisition of significant assets

•	Significant developments related to intellectual property

•	Significant developments involving corporate relationships

•	Changes in dividend policy

•	New service announcements of a significant nature

•	Stock splits

•	New equity or debt offerings

•	Significant litigation exposure due to actual or threatened litigation
Certain Exceptions
For purposes of this Policy, the Company considers that the exercise of stock options for cash under the Company’s stock option plan and the purchase of shares pursuant to the Company’s 2007 Stock Plan (but not the sale of any shares issued upon such exercise or purchase and not a cashless exercise (accomplished by a sale of a portion of the shares issued upon exercise of an option)) are exempt from this Policy, since the other party to these transactions is the Company itself and the price does not vary with the market, but is fixed by the terms of the option agreement or plan, as applicable. In addition, for purposes of this Policy, the Company considers that bona fide gifts of the securities of the Company are exempt from this Policy.
Either positive or negative information may be material.
Non-public information is information that has not been previously disclosed to the general public and is otherwise not available to the general public.

Additional Information — Directors and Officers
Directors and officers of the Company and certain other persons identified by the Company from time to time must also comply with the reporting obligations and limitations on short-swing transactions set forth in Section 16 of the Securities Exchange Act of 1934, as amended. The practical effect of these provisions is that officers, directors and such other persons who purchase and sell the Company’s securities within a six-month period must disgorge all profits to the Company whether or not they had knowledge of any Material Nonpublic Information. Under these provisions, and so long as certain other criteria are met, neither the receipt of an option under the Company’s option plans, nor the exercise of that option is deemed a purchase under Section 16; however, the sale of any such shares is a sale under Section 16. In addition, the receipt of stock under the Company’s 2007 Stock Plan is not deemed a purchase under Section 16, but the subsequent sale of such stock is not exempt from Section 16. Section 16 prohibits executive officers and directors from ever making a short sale of the Company’s stock. A short sale is a sale of securities not owned by the seller or, if owned, not delivered. Transactions in put and call options for the Company’s securities may in some instances constitute a short sale or may otherwise result in liability for short swing profits. The Company strongly discourages all such short-swing and short sale transactions by executive officers, directors and all employees.
While employees who are not executive officers and directors are not prohibited by law from engaging in short sales of the Company’s securities, the Company believes it is inappropriate for employees to engage in such transactions and therefore strongly discourages all employees from such activity. The Company has provided, or will provide, separate memoranda and other appropriate materials to its executive officers and directors and those identified employees regarding compliance with Section 16 and its related rules.

APPENDIX B
LIST OF INSIDERS

Name	Position

Mark A. Libratore	Officer and Director

Robert J. Davis	Officer

John Leger	Officer

Paul R. Levett	Officer